Exhibit 99.1

FOR IMMEDIATE RELEASE

THE ST. JOE COMPANY ANNOUNCES NEW PULPWOOD SUPPLY AGREEMENT
WITH SMURFIT-STONE CONTAINER CORPORATION

WaterSound, Florida – (November 22, 2010) – The St. Joe Company (NYSE: JOE) announced today that it has entered into a new pulpwood supply agreement with Smurfit-Stone Container Corporation.

Under the agreement, which is effective immediately, St. Joe will sell 3.9 million tons of pulpwood to Smurfit-Stone’s pulp and paper mill in Panama City, Florida over the next seven years. The new agreement replaces an agreement that the two companies entered into in July 2000 and that was scheduled to expire in June 2012.

“We are pleased to extend our relationship with Smurfit-Stone and to continue our long-standing, mutually beneficial partnership,” said Britt Greene, President and CEO of St. Joe.

The new agreement includes more favorable pricing terms for St. Joe and guarantees steady demand for much of the Company’s pulpwood harvest. In addition, the agreement removes certain restrictions on St. Joe’s timberlands contained in the previous agreement, allowing for greater flexibility related to St. Joe’s rural land sales activities. For Smurfit-Stone, the agreement ensures the steady supply of a significant portion of its fiber needs.

“This is a win-win outcome for both St. Joe and Smurfit-Stone,” said Will Sonnenfeld, Senior Vice President Forestry and Land Sales at St. Joe. “Smurfit-Stone is an outstanding customer and the largest buyer of pulpwood in our region. The new agreement strengthens an important relationship with a key customer while advancing our efforts to optimize our timberland management and enhance the earnings of our forestry segment.”

More information regarding the new pulpwood supply agreement will be available in the 8-K to be filed today with the U.S. Securities and Exchange Commission.

About St. Joe

The St. Joe Company, a publicly held company currently based in WaterSound, is one of Florida’s largest real estate development companies and Northwest Florida’s largest private landowner.  St. Joe is primarily engaged in real estate development and sales, with significant interests in timber.  More information about the Company can be found on its website at www.joe.com.

Forward-Looking Statements

Statements in this press release that are not historical facts are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements about our beliefs, plans, goals, expectations and intentions.  Forward-looking statements involve risk and uncertainty, and there can be no assurance that the results described in such statements will be realized.  Such statements are based on our current expectations and we undertake no obligation to publicly update or reissue any forward-looking statements.  Risk factors that may cause the actual results to differ are described in this press release and in various documents we have filed with the U.S. Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2009, and our Quarterly Reports on Form 10-Q.

© 2010, The St. Joe Company. “St. Joe” and the “Taking Flight” design are service marks of The St. Joe Company.

St. Joe Investor Contact:
David Childers
904.301.4302
dchilders@joe.com

St. Joe Media Contact:
James McCusker – ICR, LLC.
203.682.8245
jmccusker@icrinc.com